Exhibit 10.2

REVOLVING CREDIT NOTE

$7,500,000	May __, 2006

FOR VALUE RECEIVED, the undersigned, UCN, INC., a Delaware corporation (the “Maker”), hereby promises to pay to the order of COMVEST CAPITAL LLC, a Delaware limited liability company (“ComVest”), and/or to the order of any subsequent holder(s) of this Note (hereinafter, collectively with ComVest, referred to as the “Payee”), on May __, 2010 (or sooner by reason of an Event of Default or required prepayment in accordance with the Loan Agreement hereinafter described), the principal sum of Seven Million Five Hundred Thousand ($7,500,000) Dollars or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by the Payee to the Maker pursuant to that certain Revolving Credit and Term Loan Agreement dated as of May __, 2006 by and between ComVest and the Maker (as same may be amended from time to time, the “Loan Agreement”), together with interest (computed as hereinafter provided) on any and all principal amounts outstanding hereunder from time to time from the date hereof until payment in full hereof, at the rate of nine (9%) percent per annum; provided, however, that during the continuance of any Event of Default and/or Make-Up Period under the Loan Agreement, the interest rate hereunder shall be increased to twelve (12%) percent per annum. All interest shall be computed on the daily unpaid principal balance hereof based on a three hundred sixty (360) day year, and shall be payable monthly in arrears on the last day of each calendar month commencing May 31, 2006, and upon maturity or acceleration hereof.

Subject to the payment of any prepayment premium required pursuant Section 2.03(c) of the Loan Agreement, the Maker shall have the right, at any time and from time to time, to prepay all or any portion of the principal balance of this Note upon three (3) business days’ prior written notice to the Payee, stating the amount of the prepayment and any applicable prepayment premium. In addition, the Maker shall be required to make principal payments hereunder, without requirement of notice or demand, as and to the extent provided in Section 2.01(d) of the Loan Agreement.

Unless the Maker shall be otherwise notified in writing by ComVest, all principal, interest and prepayment premium hereunder are payable in lawful money of the United States of America at the office of ComVest set forth in the Loan Agreement in immediately available funds. Payments of principal, interest and prepayment premium hereunder shall be made, at the Payee’s option, by debiting any demand deposit account(s) in the name of the Maker at the Payee (or any agent of the Payee) or in such other reasonable manner as may be designated by the Payee in writing to the Maker and in any event shall be made in immediately available funds. The Maker hereby irrevocably authorizes the Payee to so debit any and all such demand deposit accounts.

The Maker hereby waives presentment, demand, dishonor, protest, notice of protest, diligence and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker. The Maker hereby further waives the benefit of any exemption under the homestead exemption laws, if any, or any other exemption, appraisal or insolvency laws, and consents that the Payee may release or surrender, exchange or substitute any personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note.

This Note is the Revolving Credit Note issued pursuant to the terms of the Loan Agreement and is secured pursuant to the provisions of certain “Security Documents” referred to in the Loan Agreement. This Note is entitled to all of the benefits of the Loan Agreement and said Security Documents, including provisions governing the payment and the acceleration of maturity hereof, which agreements and instruments are hereby incorporated by reference herein and made a part hereof. The occurrence or existence of an Event of Default thereunder shall constitute a default under this Note and shall entitle the Payee to accelerate the entire indebtedness hereunder and take such other action as may be provided for in the Loan Agreement and/or any and all other instruments evidencing and/or securing the indebtedness under this Note, or as may be provided under the law.

In the event that any holder of this Note shall exercise or endeavor to exercise any of its remedies hereunder or under the Loan Agreement or any of the Security Documents, the Maker shall pay all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees, all of which costs and expenses shall be obligations under and part of this Note; and the holder hereof may take judgment for all such amounts in addition to all other sums due hereunder.

No consent or waiver by the holder hereof with respect to any action or failure to act which, without such consent or waiver, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed by the Maker and by the holder hereof.

All agreements between the Maker and the Payee are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Security Documents or the Loan Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of any of the Maker’s Obligations (as such term is defined in the Loan Agreement) to the Payee, and not to the payment of interest hereunder. To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements between the Maker and the Payee.

This Note shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that such laws are superseded by Federal enactments.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its duly authorized officers as of the date first set forth above.

UCN, INC.

By:
Name:
Title:

3